FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-190588

PHILLIPS EDISON - ARC GROCERY CENTER REIT II, INC.
SUPPLEMENT NO. 19 DATED OCTOBER 28, 2014
TO THE PROSPECTUS DATED NOVEMBER 25, 2013

This prospectus supplement, or this Supplement No. 19, is part of the prospectus of Phillips Edison - ARC Grocery Center REIT II, Inc., or the Company, dated November 25, 2013, or the Prospectus, as supplemented by Supplement No. 13 dated August 6, 2014 (which superseded and replaced all prior supplements), or Supplement No. 13, Supplement No. 14 dated August 12, 2014, or Supplement No. 14, Supplement No. 15 dated August 21, 2014, or Supplement No. 15, Supplement No. 16 dated August 27, 2014, or Supplement No. 16, Supplement No. 17 dated September 23, 2014, or Supplement No. 17 and Supplement No. 18 dated October 14, 2014, or Supplement No. 18. This Supplement No. 19 replaces, supplements, modifies and supersedes certain information contained in the Prospectus, Supplement No. 13, Supplement No. 14, Supplement No. 15, Supplement No. 16, Supplement No. 17 and Supplement No. 18, and should be read in conjunction with the Prospectus, Supplement No. 13, Supplement No. 14, Supplement No. 15, Supplement No. 16, Supplement No. 17 and Supplement No. 18. This Supplement No. 19 will be delivered with the Prospectus, Supplement No. 13, Supplement No. 14, Supplement No. 15, Supplement No. 16, Supplement No. 17 and Supplement No. 18. Unless the context suggests otherwise, the terms “we” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries. The purposes of this Supplement No. 19 are to provide:

•	an update on the status of the offering;

•	information regarding the acquisitions of Point Loomis, Hilander Village and Milan Plaza;

•	an update on the disclosure relating to our management; and

•	an update on the disclosure relating to the management of our dealer manager, our AR Capital sponsor and our advisor.

Status of the Offering

We commenced our initial public offering on November 25, 2013, pursuant to which we are offering up to 80,000,000 shares of our common stock, par value $0.01 per share, in our primary offering at $25.00 per share, with discounts available for certain categories of purchasers, and up to 20,000,000 shares of our common stock pursuant to our distribution reinvestment plan initially at $23.75 per share. As of October 24, 2014, we had raised aggregate gross offering proceeds of approximately $487.9 million from the sale of approximately 19.6 million shares in our initial public offering, including shares sold under our distribution reinvestment plan.

Property Acquisition

Point Loomis

On October 21, 2014, Phillips Edison - ARC Grocery Center REIT II, Inc. (the “Company”) purchased, through an indirect wholly-owned subsidiary, a fee simple interest in a grocery-anchored shopping center containing 160,533 rentable square feet located on approximately 14 acres of land in Milwaukee, Wisconsin (“Point Loomis”) for approximately $10.4 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its offering. Point Loomis was purchased from JDN Realty Corporation, a Maryland corporation, which is not affiliated with the Company, its advisor or its sub-advisor.

Currently, Point Loomis is 100% leased to three tenants. Pick ‘n Save, a regional market-leading grocery store chain, occupies 76,129 rentable square feet at Point Loomis. Point Loomis is co-anchored by Kohl’s, which occupies 80,731 rentable square feet. No other tenant occupies more than 10% of the total rentable square feet at Point Loomis. The Pick ‘n Save lease expires on December 31, 2017 and the average rental rate per year over the remaining lease term is $4.53 per square foot. Pick ‘n Save has one option to extend the term of its lease by five years. The Kohl’s lease expires on January 31, 2021 and the average rental rate per year over the remaining lease term is $4.34 per square foot. Kohl’s has two options to extend the term of its lease by five years each.

Point Loomis was constructed in 1965 and renovated in 1991. The average occupancy rate for Point Loomis during each of the last five years was as follows:

Year	Average Occupancy Rate
2009	100.0%
2010	100.0%
2011	100.0%
2012	100.0%
2013	100.0%

The average effective annual rental rate per square foot for each of the last five years for Point Loomis was as follows:

Year	Average Effective Annual Rental Rate per Square Foot
2009	$4.59
2010	$4.59
2011	$4.59
2012	$4.59
2013	$4.84

We calculate average effective annual rental rate per square foot as the annualized contractual base rental income, net of free rent, for the year divided by the average leased square feet.

The table below sets forth a schedule of expiring leases for Point Loomis by square footage and by annualized contractual base rent as of September 30, 2014.

Year	Number of Expiring Leases	Annualized Base Rent	% of Annualized Base Rent	Leased Rentable Square Feet Expiring	% of Rentable Square Feet Expiring
2014	-	-	-	-	-
2015	-	-	-	-	-
2016	1	$74,676	9.7%	3,673	2.3%
2017	1	344,868	44.8%	76,129	47.4%
2018	-	-	-	-	-
2019	-	-	-	-	-
2020	-	-	-	-	-
2021	1	350,376	45.5%	80,731	50.3%
2022	-	-	-	-	-
2023	-	-	-	-	-
Thereafter	-	-	-	-	-

Annualized effective base rent of expiring leases, for each of the years indicated above, is calculated based on the contractual rent as of September 30, 2014.

We currently have no plans for any significant renovations or improvements of Point Loomis and we believe that Point Loomis is suitable for its intended purpose and adequately insured.

The rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of purchase price allocation studies.

The annual realty taxes payable on the property for the taxable year 2013 were $246,400, at a rate of 3.06%.

Hilander Village

On October 24, 2014, the Company purchased, through an indirect wholly-owned subsidiary, a fee simple interest in a grocery-anchored shopping center containing 125,712 rentable square feet located on approximately 11.05 acres of land in Roscoe, Illinois (“Hilander Village”) for approximately $9.3 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its offering. Hilander Village was purchased from DDR-SAU Roscoe Hononegah, LLC, a Delaware limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

Currently, Hilander Village is 86.6% leased to 13 tenants. Schnuck’s, a regional market-leading grocery store chain, occupies 78,388 rentable square feet at Hilander Village. No other tenant occupies more than 10% of the total rentable square feet at Hilander Village. The Schnuck’s lease expires on December 31, 2020 and the average rental rate per year over the remaining lease term is $7.86 per square foot. Schnuck’s has six options to extend the term of its lease by five years each.

Hilander Village was constructed in 1994. The average occupancy rate for Hilander Village during each of the last five years was as follows:

Year	Average Occupancy Rate
2009	87.7%
2010	81.4%
2011	81.4%
2012	83.0%
2013	86.6%

The average effective annual rental rate per square foot for each of the last five years for Hilander Village was as follows:

Year	Average Effective Annual Rental Rate per Square Foot
2009	$9.57
2010	$9.26
2011	$9.29
2012	$9.31
2013	$9.31

We calculate average effective annual rental rate per square foot as the annualized contractual base rental income, net of free rent, for the year divided by the average leased square feet.

The table below sets forth a schedule of expiring leases for Hilander Village by square footage and by annualized contractual base rent as of September 30, 2014.

Year	Number of Expiring Leases	Annualized Base Rent	% of Annualized Base Rent	Leased Rentable Square Feet Expiring	% of Rentable Square Feet Expiring
2014	-	-	-	-	-
2015	7	$215,268	21.9%	20,061	18.5%
2016	1	19,740	2.0%	1,645	1.5%
2017	2	85,608	8.7%	6,025	5.5%
2018	2	46,956	4.8%	2,700	2.5%
2019	-	-	-	-	-
2020	1	615,888	62.6%	78,388	72.0%
2021	-	-	-	-	-
2022	-	-	-	-	-
2023	-	-	-	-	-
Thereafter	-	-	-	-	-

Annualized effective base rent of expiring leases, for each of the years indicated above, is calculated based on the contractual rent as of September 30, 2014.

We currently have no plans for any significant renovations or improvements of Hilander Village and we believe that Hilander Village is suitable for its intended purpose and adequately insured.

The rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of purchase price allocation studies.

The annual realty taxes payable on the property for the taxable year 2013 were $234,400, at a rate of 3.38%.

Milan Plaza

On October 24, 2014, the Company purchased, through an indirect wholly-owned subsidiary, a fee simple interest in a grocery-anchored shopping center containing 61,357 rentable square feet located on approximately 14.83 acres of land in Milan, Michigan (“Milan Plaza”) for approximately $2.3 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its offering. Milan Plaza was purchased from DDR-SAU Roscoe Hononegah, LLC, a Delaware limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

Currently, Milan Plaza is 84.3% leased to five tenants. Kroger, a market-leading grocery store chain, occupies 41,066 rentable square feet at Milan Village. No other tenant occupies more than 10% of the total rentable square feet at Milan Village. The Kroger lease expires on December 31, 2020 and the average rental rate per year over the remaining lease term is $4.02 per square foot. Kroger has six options to extend the term of its lease by five years each.

Milan Plaza was constructed in 1960 and renovated in 1975. The average occupancy rate for Milan Plaza during each of the last five years was as follows:

Year	Average Occupancy Rate
2009	89.7%
2010	90.2%
2011	90.2%
2012	85.3%
2013	85.3%

The average effective annual rental rate per square foot for each of the last five years for Milan Plaza was as follows:

Year	Average Effective Annual Rental Rate per Square Foot
2009	$4.41
2010	$4.64
2011	$4.64
2012	$4.68
2013	$5.33

We calculate average effective annual rental rate per square foot as the annualized contractual base rental income, net of free rent, for the year divided by the average leased square feet.

The table below sets forth a schedule of expiring leases for Milan Plaza by square footage and by annualized contractual base rent as of September 30, 2014.

Year	Number of Expiring Leases	Annualized Base Rent	% of Annualized Base Rent	Leased Rentable Square Feet Expiring	% of Rentable Square Feet Expiring
2014	-	-	-	-	-
2015	2	$24,960	9.8%	3,930	7.7%
2016	-	-	-	-	-
2017	-	-	-	-	-
2018	1	17,760	7.0%	1,370	2.6%
2019	-	-	-	-	-
2020	2	210,984	83.2%	46,400	89.7%
2021	-	-	-	-	-
2022	-	-	-	-	-
2023	-	-	-	-	-
Thereafter	-	-	-	-	-

Annualized effective base rent of expiring leases, for each of the years indicated above, is calculated based on the contractual rent as of September 30, 2014.

We currently have no plans for any significant renovations or improvements of Milan Plaza and we believe that Milan Plaza is suitable for its intended purpose and adequately insured.

The rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of purchase price allocation studies.

The annual realty taxes payable on the property for the taxable year 2013 were $72,900, at a rate of 6.25%.

Prospectus Updates

MANAGEMENT

The following disclosure hereby replaces Mr. Kahane’s biography set forth under the heading “Management— Executive Officers and Directors” beginning on page 86 of the Prospectus.

William M. Kahane. Mr. Kahane has served as one of our directors since August 2013 and president, chief operating officer, treasurer and secretary of our advisor since October 2014. Mr. Kahane has served as the chief operating officer, treasurer and secretary of ARC Global, the ARC Global advisor and the ARC Global property manager since October 2014. Mr. Kahane has served as the chief operating officer, treasurer and secretary of ARC Global II, the ARC Global II advisor and the ARC Global II property manager since October 2014. Mr. Kahane has served as ARC HOST’s chief executive officer and president since August 2013. Mr. Kahane has served as chief executive officer of AR Capital Acquisition Corp. since August 2014. Mr. Kahane served as a director of ARCP from February 2013 until June 2014 and as a director and executive of ARCP from December 2010 until March 2012. Additionally, Mr. Kahane served as an executive officer of ARCP’s former manager from November 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 until the close of ARCT’s merger with Realty Income Corporation in January 2013. He also served as a director of ARCT from August 2007 until January 2013. Mr. Kahane has served as a director of PE-ARC since December 2009. Mr. Kahane has also served as a director of NYRT since its formation in October 2009 and also served as president and treasurer of NYRT from its formation in October 2009 until March 2012. Mr. Kahane has served as a director of ARC RCA since its formation in July 2010 and also served as an executive officer of ARC RCA and the ARC RCA advisor from their respective formations in July 2010 and May 2010 until March 2012. Mr. Kahane has served as a director of ARC HT since its formation in August 2010. Mr. Kahane previously served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager from their respective formations in August 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT III, the ARCT III advisor, and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane served as an executive officer and director of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until March 2012. Mr. Kahane has served as a director of ARC HT II since March 2013. Mr. Kahane has served as co-chief executive officer of the ARC HOST advisor and chief executive officer of the ARC HOST property manager since August 2013. Mr. Kahane has served as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Kahane also has been the interested director of BDCA since its formation in May 2010 and BDCA II since April 2014. Until March 2012, Mr. Kahane was also chief operating officer of BDCA. Mr. Kahane served as chief executive officer and director of RCAP from February 2013 to September 2014. Mr. Kahane has served as a director of Cole Real Estate Income Strategy (Daily NAV), Inc. and Cole Credit Property Trust, Inc. since the Company’s acquisition of Cole in February 2014. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979 where he worked on the development of hotel properties in Hawaii and California. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, including the lodging sector becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Nicholas Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane served as a managing director of GF Capital Management & Advisors LLC, or GF Capital, a New York-based merchant banking firm, where he directed the firm’s real estate investments, from 2001 to 2003.

GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business.

The following disclosure hereby replaces the first three paragraphs under the heading “Management—Our Advisor and Sub-advisor” beginning on page 94 of the Prospectus.

Our Advisor and Sub-advisor
The Advisor
Our advisor is a limited liability company that was formed in the State of Delaware on July 9, 2013. Our advisor has no prior operating history and no prior experience managing a public company. Our advisor has contractual and fiduciary responsibilities to us and our stockholders.
The officers and key personnel of our advisor are as follows:

Name	Age	Positions
Nicholas S. Schorsch	52	Chief Executive Officer
William M. Kahane	66	President, Chief Operating Officer, Treasurer and Secretary
Peter M. Budko	53	Executive Vice President and Chief Investment Officer
Nicholas Radesca	48	Executive Vice President and Chief Financial Officer
The background of Mr. Kahane is described under the heading “Management— Executive Officers and Directors” and the backgrounds of Messrs. Schorsch, Budko and Radesca are described in “Management — Sponsors — AR Capital Sponsor” below.
The following disclosure hereby replaces Mr. Schorsh’s biography set forth under the heading “Management— Our Sponsors — Our AR Capital Sponsor” beginning on page 100 of the Prospectus.

Nicholas S. Schorsch — (Chief Executive Officer) Mr. Schorsch has served as chief executive officer of our advisor since July 2013. Mr. Schorsch previously served as chairman of the board of directors of the American Realty Capital Global Trust II, Inc., or ARC Global II, since its formation in April 2014, and as chief executive officer of ARC Global II, the ARC Global II advisor and the ARC Global II property manager from their formation in April 2014 to October 2014. Mr. Schorsch served as chairman of the board of directors of American Realty Capital Trust, Inc., or ARCT, until January 2013 when ARCT closed its merger with Realty Income Corporation and, until March 2012, the chief executive officer, of ARCT, the ARCT advisor and the ARCT property manager since their formation in August 2007. Mr. Schorsch has served as chairman and the chief executive officer of New York REIT, Inc., or NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009. Mr. Schorsch has served as the chief executive officer of the Phillips Edison-ARC Shopping Center REIT, Inc., or PE-ARC, advisor since its formation in December 2009. Mr. Schorsch has been the chairman and the chief executive officer of American Realty Capital – Retail Centers of America, Inc., or ARC RCA, and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Schorsch has been the executive chairman of the board of American Realty Capital Healthcare Trust, Inc., or ARC HT, since March 2014, and previously served as the chairman and the chief executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010 until March 2014. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation of America, or BDCA, since its formation in May 2010. Mr. Schorsch has been the chairman and chief executive officer of American Realty Capital Daily Net Asset Value Trust, Inc., or ARC

DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Schorsch also has been the chairman and chief executive officer of American Realty Capital Properties, Inc., or ARCP, and the ARCP manager since their formation in December 2010 and November 2010, respectively. Mr. Schorsch served as chairman and chief executive officer of American Realty Capital Trust, Inc., or ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Schorsch has served as the executive chairman of American Realty Capital Global Trust, Inc., or ARC Global, since October 2014, and had served as chairman of ARC Global from July 2011 to October 2014 and as chief executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager from their formation in July 2011, July 2011 and January 2012, respectively, to October 2014. Mr. Schorsch served as the chief executive officer and chairman of the board of directors of American Realty Capital Trust IV, Inc., or ARCT IV, from its formation February 2012 until the close of its merger with ARCP in January 2014 and as the chief executive officer of the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the close of ARCT IV’s merger with ARCP in January 2014. Mr. Schorsch has been the executive chairman of the board of American Realty Capital Healthcare Trust II, Inc., or ARC HT II, the ARC HT II advisor and the ARC HT II property manager since March 2014, and previously served as chairman of the board of ARC HT II from its formation in October 2012 until March 2014. Mr. Schorsch has served as the chairman of the board of directors and chief executive officer of ARC Realty Finance Trust, Inc., or ARC RFT, since its formation in November 2012 and as chief executive officer of the ARC RFT advisor since its formation in November 2012. Mr. Schorsch has served as chief executive officer and chairman of the board of directors of American Realty Capital Trust V, Inc., or ARCT V, since its formation in January 2013 and as chief executive officer of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Schorsch has served as the chairman of the board of directors of American Realty Capital Hospitality Trust, Inc., or ARC HOST, since its formation in July 2013 and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Schorsch has served as a director of the general partner of American Energy Capital Partners, LP, or AEP, since its formation in October 2013. Mr. Schorsch has served as executive chairman of the board of directors of RCS Capital Corporation, or RCAP, a holding company traded on the New York Stock Exchange under the symbol “RCAP” which is the indirect parent company of our dealer manager, since February 2013. Mr. Schorsch has served as chairman of the board of directors of American Realty Capital New York City REIT, Inc., or ARC NYCR, since its formation in December 2013 and as chief executive officer of ARC NYCR, the ARC NYCR advisor and property manager since their respective formations in December 2013. Mr. Schorsch has been the executive chairman of the board of directors of American Realty Capital Healthcare Trust III, Inc., or ARC HT III, since its formation in April 2014. Mr. Schorsch has been the chairman and chief executive officer of American Realty Capital – Retail Centers of America II, Inc., or ARC RCA II, the ARC RCA II advisor and the ARC RCA II property manager since their formation in April 2014. From September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice chairman of American Financial Realty Trust, or AFRT, from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group, or AFRG, and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. In addition, Mr. Schorsch has served in leadership positions for certain other programs sponsored by Cole Capital, which is a trade name used to refer to a group of affiliated entities directly or indirectly controlled by ARCP, and certain affiliates of Cole Capital, which we refer to collectively as the Cole affiliates, since the completion of the acquisition of the businesses comprising Cole Capital by ARCP in February 2014. Since February 2014, Mr. Schorsch has served as chairman, chief executive officer and president of the following publicly offered non-traded REITs sponsored by Cole Capital: Cole Corporate Income

Trust, Inc., Cole Office & Industrial REIT (CCIT II), Inc., Cole Credit Property Trust IV, Inc., Cole Real Estate Income Strategy (Daily NAV), Inc., and Cole Credit Property Trust V, Inc. From February 2014 through March 2014, Mr. Schorsch also served as chairman, chief executive officer and president of Cole Credit Property Trust, Inc., another publicly offered non-traded REIT sponsored by Cole Capital. Since February 2014, Mr. Schorsch also has served as chief executive officer of the following Cole affiliates, which include advisory and sponsorship entities associated with the publicly offered non-traded REITs described above: Cole REIT Advisors, LLC, Cole REIT Advisors III, LLC, Cole Corporate Income Advisors, LLC, Cole REIT Advisors IV, LLC, Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC, Cole REIT Advisors V, LLC, Cole Capital Partners, LLC and Cole Capital Advisors Inc. Since February 2014, Mr. Schorsch also has served as a director of Cole Capital Corporation, a registered broker-dealer that serves as the dealer manager for the publicly offered non-traded REITs associated with Cole Capital.

Mr. Weil’s biography set forth under the heading “Management— Our Sponsors — Our AR Capital Sponsor” on page 101 of the Prospectus is hereby deleted.

Mr. Block’s biography set forth under the heading “Management— Our Sponsors — Our AR Capital Sponsor” beginning on page 102 of the Prospectus is hereby deleted in its entirety and replaced with the following disclosure.

Nicholas Radesca — (Chief Financial Officer and Executive Vice President) Mr. Radesca has served as chief financial officer and executive vice president of our advisor since April 2014. Mr. Radesca has served as the chief financial officer, secretary and treasurer of BDCA and the BDCA advisor since February 2013. Mr. Radesca also serves as Executive Vice President and Chief Financial Officer of AR Capital and as Chief Financial Officer for a number of the publicly registered, non-traded alternative investment vehicles AR Capital sponsors. Prior to joining AR Capital in December 2012, Mr. Radesca was employed by Solar Capital Management, LLC, from March 2008 to May 2012, where he served as Chief Financial Officer and Corporate Secretary for Solar Capital Ltd. and its predecessor company, Solar Senior Capital Ltd., both of which are exchange-traded business development companies. From 2006 to 2008, Mr. Radesca served as Chief Accounting Officer at iStar Financial Inc., or iStar, a publicly traded commercial REIT, where his responsibilities included overseeing accounting, tax and SEC reporting. Prior to iStar, he served in various senior accounting and financial reporting roles at Fannie Mae, Del Monte Foods Company, Providian Financial Corporation and Bank of America. Mr. Radesca has more than 20 years of experience in financial reporting and accounting and is a licensed certified public accountant in New York and Virginia. Mr. Radesca holds a B.S. in accounting from the New York Institute of Technology and an M.B.A. from California State University, East Bay.

The following disclosure hereby replaces the disclosure set forth under the heading “Management—Our Dealer Manager” beginning on page 103 of the Prospectus.

Our Dealer Manager

Our dealer manager is a member firm of the Financial Industry Regulatory Authority, or FINRA. Our dealer manager was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital, its affiliates and its predecessors.
Our dealer manager provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It also may sell a limited number of shares at the retail level. The compensation we will pay to our dealer manager in connection with this offering is described in the section of this prospectus captioned “Management Compensation.” See also “Plan of Distribution — Dealer Manager and Compensation — We Will Pay for the Sale of Our Shares.” Our dealer manager also serves as dealer manager for PE-ARC, ARC DNAV, ARC HT II, ARC RFT, PE-ARC II, ARC HOST, UDF V, ARC NYCR, ARC Global II, ARC HCT III, AEP, BDCA and BDCA II.

Our dealer manager is owned by an entity which is under common control with the parent of our AR Capital sponsor. Accordingly, Messrs. Schorsch, Kahane and Weil are indirect owners of our dealer manager. Our dealer manager is an affiliate of both our advisor and the property manager. See the section entitled “Conflicts of Interest” in this prospectus.

Name	Age	Position(s)
Edward M. Weil, Jr.	47	Chairman
William E. Dwyer III	56	Chief Executive Officer
Louisa Quarto	46	President
Michael Shuckerow	43	Chief Compliance Officer
Alex MacGillivray	52	Executive Vice President and National Sales Manager
Steve Rokoszewski	38	Executive Vice President
The backgrounds of Ms. Quarto and Messrs. Weil, Dwyer, Shuckerow, MacGillivray and Rokoszewski are described below:
Edward M. Weil, Jr.  has served as chairman of our dealer manager since September 2013 and was the interim chief executive officer of our dealer manager from May 2014 until September 2014 and the chief executive officer of our dealer manager from December 2010 until September 2013. Mr. Weil served as president, chief operating officer, treasurer and secretary of our advisor from July 2013 until October 2014. Mr. Weil served as president, chief operating officer, treasurer and secretary of ARC Global II, the ARC Global II advisor and the ARC Global II property manager from their respective formations in April 2014 to October 2014. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil has served as an executive officer of NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009. He has served as the executive vice president and secretary of the PE-ARC advisor since its formation in December 2009. Mr. Weil has served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Weil has served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil has served as a director of ARCT III beginning in February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Weil has served as an executive officer of the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010, and served as a director of ARC DNAV from September 2010 to August 2014. Mr. Weil has served as a director of ARCP since March 2012 and as an executive officer of the ARCP manager since its formation in November 2010. Mr. Weil also served as an executive officer of ARCP from its formation in December 2010 until February 2013. Mr. Weil has been an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively, and served as a director of ARC Global from May 2012 to September 2014. Mr. Weil served as the president, chief operating officer, treasurer and secretary of ARCT IV, the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the close of ARCT IV’s merger with ARCP in January 2014. Mr. Weil served as a director of ARCT IV from January 2014 until the close of its merger with ARCP in January 2014. Mr. Weil has served as the president, treasurer and secretary of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012, and served as their chief operating officer from October 2012 through March 2014. Mr. Weil served as the president, treasurer and secretary of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Weil has served as president, chief operating officer, treasurer and secretary of ARCT V, the ARCT V advisor and the ARCT V property manager since their formation in January 2013, and served as a director of ARCT V from January 2013 to September 2014. Mr. Weil has served as the executive vice president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil served as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Weil has served as chief executive officer and president of the general partner of AEP since its formation in October 2013. Mr. Weil has served as president, treasurer, secretary and a director of RCAP since February 2013 and as chief executive officer since September 2014. Mr. Weil has also served as treasurer and secretary of ARC NYCR, its advisor and property manager since April 2014 and previously served as chief operating officer of ARC NYCR, its advisor and property manager since their respective formations in December 2013. Mr. Weil has served as president, chief operating officer, treasurer and secretary of ARC RCA II, the ARC RCA II advisor and property manager since their respective formations in April 2014. Mr. Weil has served as president, chief operating officer, treasurer and secretary of ARC HT III, the ARC HT III advisor and property manager since their respective formations in April 2014. Mr. Weil was formerly the senior vice president of sales and leasing for AFRT from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.
William E. Dwyer III has served as the chief executive officer of our dealer manager since September 2014. Mr. Dwyer joined our dealer manager from LPL Financial, where he held various positions from September 1992 to March 2013, including serving as President —National Sales from September 2009 to March 2013, where he was responsible for setting strategic direction for the management, satisfaction, retention and recruitment of the firm’s independent advisors. In addition, Mr. Dwyer has been a member of the Financial Services Institute since October 2005, including serving as its Chairman from January 2008 to December 2009. Mr. Dwyer was a member of the Private Client Services Committee at the Securities Industry and Financial Markets Association, or SIFMA, from January 2008 to December 2010, including serving as its Co-Chairman from January 2009 to December 2010, as well as a member of the Board of Directors of SIFMA from January 2009 to December 2012. He holds a Bachelor of Arts and Sciences degree from Boston College and holds FINRA Series 3, 7 and 63 licenses.
Louisa Quarto has served as the President of our dealer manager since September 2009. Ms. Quarto served as Senior Vice President and Chief Compliance Officer for our dealer manager from May 2008 until February 2009, as Executive Managing Director from November 2008 through July 2009 and Co-President from July 2009 through August 2009. Ms. Quarto also has been Senior Vice President for American Realty Capital Advisors, LLC since April 2008. Ms. Quarto’s responsibilities for our dealer manager include overseeing sales, national accounts, operations and compliance activities. From February 1996 through April 2008, Ms. Quarto was with W. P. Carey & Co. LLC and its broker-dealer subsidiary, Carey Financial LLC, beginning as an Associate Marketing Director in 1996, becoming Second Vice president in 1999, Vice President in 2000 and Senior Vice President in 2004. From July 2005 through April 2008 Ms. Quarto served as Executive Director and Chief Management Officer of Carey Financial where she managed relationships with the broker-dealers that were part of the CPA® REIT selling groups. Ms. Quarto earned a B.A. from Bucknell University and an M.B.A. in Finance and Marketing from The Stern School of Business at New York University. She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and chair of its Finance Committee.
Michael Shuckerow has served as the chief compliance officer of our dealer manager since October 2014. In addition, he is currently a member of the Investment Adviser Association’s social media working group. Prior to joining our dealer manager, Mr. Shuckerow was Head of Distribution Compliance at Columbia Management from April 2008 until October 2014.  From April 2005 until April 2008, Mr. Shuckerow served as Chief Compliance Officer and Senior Vice President of a multi-national joint-venture of Citigroup and State Street Bank.  From April 2000 until April 2005, Mr. Shuckerow served as Associate General Counsel at UBS, as well as Deputy Chief Administrative Officer of its investment consulting division.  Mr. Shuckerow earned a J.D. from St. John’s University School of Law and a B.S. from Northeastern University. He is admitted to the bar in New York and Connecticut and holds FINRA Series 7 and 24 licenses.
Alex MacGillivray has served as the senior vice president and national sales manager of our dealer manager since June 2009. Mr. MacGillivray was promoted to Executive Vice President in January 2010. Mr. MacGillivray has over 20 years of sales experience and his current responsibilities include sales, marketing, and managing the distribution of all products offered by our dealer manager. From January 2006 to December 2008, he was a director of sales at Prudential Financial with responsibility for managing a team focused on variable annuity sales through numerous channels. From December 2003 to January 2006, he was a national sales manager at Lincoln Financial, overseeing a team focused on variable annuity sales. From June 1996 to October 2002, he was a senior sales executive at AXA Equitable, initially as division sales manager, promoted to national sales manager, and promoted again to chief executive officer and president of AXA Distributors, with responsibility for variable annuity and life insurance distribution. From February 1992 to May 1996, Mr. MacGillivray was a regional vice president at Fidelity Investments with responsibility for managing the sales and marketing of mutual funds to broker-dealers. While at Fidelity Investments, he was promoted to senior vice president and district sales manager in 1994. From October 1987 to 1990, Mr. MacGillivray was a regional vice president at Van Kampen Merritt where he represented mutual funds, unit investment trusts, and closed end funds. Mr. MacGillivray holds FINRA Series 7, 24 and 63 licenses.
Steve Rokoszewski joined our dealer manager in March 2009 as vice president, national sales desk manager, and is responsible for the hiring, training and the ongoing management of all our dealer manager’s internal wholesalers. In June 2010, Mr. Rokoszewski was promoted to senior vice president, and he was promoted to executive vice president in April 2012. Mr. Rokoszewski has over 12 years of experience in the financial services industry. Prior to joining our dealer manager, he was Sales Desk Manager for KBS Capital Markets Group, or KBS, from November 2005 through February 2009. While at KBS, he participated in the development of a distribution company that raised over $1.2 billion in 2008. From March 2001 through October 2005, Mr. Rokoszewski served as AVP — Sales Desk Manager for MetLife Investors, where he led a team of 24 internal wholesalers who helped raise $1.1 billion in sales in 2004. From August 1998 through March 2001, Mr. Rokoszewski was a financial advisor at PaineWebber, Inc. He received a degree in International Relations from the University of Southern California and currently holds FINRA Series 7, 24 and 63 licenses.
The following disclosure hereby replaces the last sentence of the first paragraph under the heading “Management— Management Decisions” on page 105 of the Prospectus.

The individuals who are primarily responsible for our advisor’s decisions with respect to such matters are Messrs. Schorsch, Budko, Radesca and Weil.